COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of September ___, 2001, by and among Meltronix, Inc., a corporation organized under the laws of the State of California (the "Company") (OTCBB: "MTNX") and La Jolla Cove Investors, Inc. (the "Purchaser").

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase 1,000,000 shares Company's common stock, $___ par value per share (the "Common Stock"); and

WHEREAS, such purchase and sale will be made in reliance upon the provisions of Section 4(2) and Rule 506 of Regulation D
("Regulation D") of the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the purchases of Common Stock to be made hereunder.

The parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Stock

Section 1.1	Purchase and Sale of Common Shares.  Upon the following
terms and subject to the conditions contained herein, the Company shall, on the date hereof, issue and sell to the Purchaser, and the Purchaser shall purchase form the Company, an aggregate of 1,000,000 shares of Common Stock (the "Common Shares"), for a total consideration of $100,000.

Section 1.2	Closing.  The closing of the purchase and sale of the
Common Shares (the "Closing") to be acquired by the Purchase from the Company shall take place at the offices of the Purchaser on the date hereof (the "Closing Date").

ARTICLE II

Representations and Warranties

Section 2.1	Representations and Warranties of the Company.  In order
to induce the Purchaser to enter into this Agreement and to purchase the Common Shares, the Company hereby makes the following representations and warranties to the Purchaser:

(a)	Organization, Good Standing and Power.  The Company is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and to enter into this Agreement and to perform its obligations hereunder.

(b)	Authorization; Enforcement.  The Company has the requisite
corporate power and authority to enter into and perform this Agreement and to issue and sell the Common Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(c)	Issuance of Shares.  The Common Shares to be issued at the
Closing have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Common Shares shall be validly issued and outstanding, fully paid and nonassessable.

(d)	No Conflicts.  The execution, delivery and performance of this
Agreement by the Company and the consummation by the Company of the transactions contemplated herein and therein do not and will not (i) violate any provision of the Company's Certificate of Incorporation ("Articles") or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which any of its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature whatsoever on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its properties or assets are bound, or (iv) result in a violation of any rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, except, in all cases other than violations pursuant to clause (i) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. "Material Adverse Effect" shall mean any effect on the business, operations, properties, prospects, or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole.

(f)	Certain Fees.  The Company has not employed any broker or
finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' or structuring fees, financial advisory fees or other similar fees in connection with this Agreement.

Section 2.2	Representations and Warranties of the Purchaser.  The
Purchaser hereby makes the following representations and warranties to the Company:

(a)	Organization and Standing of the Purchaser.  The Purchaser is
a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and the Purchaser was not formed for the specific purpose of acquiring the Common Shares.

(b)	Authorization and Power.  The Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Common Shares being sold to it hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Purchase or its Board of Directors, stockholders, members managers or partners, as the case may be, is required. This Agreement has been duly executed and delivered by the Purchase on the Closing Date. This Agreement constitutes a valid and binding obligation of the Purchase enforceable against the Purchase in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, or similar laws relating to, or affecting generally the enforcement of, creditors' rights or remedies or by other equitable principles of general application.

(c)	No Conflicts.  The execution, delivery and performance of this
Agreement and the consummation by the Purchaser of the transactions contemplated herein do not and will not (i) result in a violation of the Purchaser's charter documents, bylaws, partnership agreement, operating agreement or other organizational documents, or (ii) conflict with, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights or termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Purchaser is a party or by which the Purchaser is bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties
(except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on the Purchaser).

(d)	Acquisition for Investment.  The Purchaser is purchasing the
Common Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with the distribution. The Purchase does not have a present intention to sell the Common
Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Common Shares to or through any person or entity; provided, however, that (a) by making the representations herein and subject to Section 2.2(f) below, the Purchaser does not agree to hold the Common Shares for any minimum or other specific term and reserves the right to dispose of the Common Shares at any time in accordance with federal securities laws applicable to such disposition, and (b) the Company acknowledges that the Purchaser has entered into that certain Put and Call Agreement dated as of the date hereof with respect to the Common Shares. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Common Shares and that it has been given full access to such records of the Company and to the officers of the Company as it has deemed necessary or appropriate to conduct its due diligence investigation.

(e)	Accredited Purchasers.  The Purchaser is an "accredited investor"
as defined in Regulation D promulgated under the Securities Act and is a resident of California. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the Purchaser's investment in the Company.

(f)	Rule 144.  the Purchaser understands that the Common Shares must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available. The Purchaser acknowledges that the Purchaser is familiar with Rule 144 of the rules and regulations of the Securities and Exchange Commission ("SEC"), as amended, promulgated pursuant to the Securities Act
("Rule 144"), and that the purchaser has been advised that Rule 144 permits resales only under certain circumstances. The Purchaser understands that to the extent that Rule 144 is not available, the Purchaser will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirements.

(g)	No Broker-Dealer Affiliation.  The Purchaser is not a
broker-dealer registered with the Commission or an affiliate (as such term is defined in Rule 144(a) promulgated under the Securities Act) of a broker-dealer registered with the Commission.

(h)	General.  The Purchaser understands that the Common Shares are being offered and sold in reliance on a transactional exemption from the registration requirement of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Common Shares. The Purchaser understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Common Shares.

(i)	No General Solicitation.  The Purchaser acknowledges that the
Common Shares were not offered to the Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Purchaser was invited by any of the foregoing means of communication.

(j)	No Commissions or Similar Fees.  In connection with the purchase of the Common Shares by the Purchaser, the Purchaser has not and will not pay, and has no knowledge of the payment of, any commission or other direct or indirect remuneration to any person or entity for soliciting or otherwise coordinating the purchase of such securities, except to such persons or entities as are duly licensed and/or registered to engage in securities offering and selling activities
(or are exempt from such licensing and/or registration requirements) under applicable federal laws and the laws of the state(s) in which such activities have taken place in connection with the transaction contemplated by this Agreement.

ARTICLE III

Registration Rights

Section 3.1.	Registration Rights.  If, at any time while the
Purchase owns the Common Stock, the Seller shall prepare and file with the SEC a registration statement relating to the offer and sale of any of the common stock of the Company, the Company shall, at its own cost and expense, include the Common Stock in such registration statement. The Company shall promptly (and, in any event, no more than 24 hours after it receives comments from the SEC), notify the Purchaser when and if it receives any comments from the SEC on such registration statement and promptly forward a copy of such comments, if they are in writing, to the Purchaser. The Seller shall notify Purchaser by written notice that such registration statement has been declared effective by the SEC within 24 hours of such declaration by the SEC.

ARTICLE IV

Stock Certificate Legend

Section 4.1	Legend.  Each certificate representing the Common Shares,
as applicable and appropriate, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required by applicable federal, provincial or state securities or "blue sky" laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR MELTRONIX CORPORATION (THE "COMPANY") SHALL HAVE RECEIVED AN OPINION IN FORM, SCOPE AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, OF COUNSEL, WHO IS REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

ARTICLE V

Termination

This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Purchaser.

ARTICLE VI

Miscellaneous

Section 6.1	Fees and Expenses.  The Company shall pay the fees and
expenses of Purchaser for its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement such amount not to exceed $2,500.

Section 6.2	Consent to Jurisdiction.  Each of the Company and the
Purchaser (i) hereby irrevocably submits to the jurisdiction of the united States District Court sitting in the District of San Diego and the courts of the State of California located in San Diego county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 6.2 shall affect or limit any right to serve process in any other manner permitted by law.

Section 6.3.	Entire Agreement; Amendment.  This Agreement
contains the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended, except by a written instrument signed by the Company and the Purchaser.

Section 6.4	Notices.  Any notice, demand, request, waiver or other
communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

If to the Company:

Meltronix, Inc.
9577 Chesapeake Drive
San Diego, CA 92123
Attn:
Tel.:
Fax:

If to the Purchaser:

La Jolla Cove Investors, Inc.
7817 Herschel Ave., Suite 200
La Jolla, CA 92037
Attn:  Travis Huff
Tel.: 858-551-8703
Fax: 858-551-0987

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

Section 6.5	Waivers.  No waiver by either party of any default with
respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereunder.

Section 6.6	Headings.  The article, section and subsection headings in
this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 6.7	Successors and Assigns.  This Agreement shall be binding
upon and inure to the benefit of the parties and their successors and assigns. No rights or obligations hereunder may be assigned by either party hereto, except that the rights and obligations of the Company may be assigned.

Section 6.8	No Third Party Beneficiaries.  This Agreement is intended
for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 6.9	Governing Law.  This Agreement shall be governed by and
construed in accordance with the internal laws of the State of California, without giving effect to the choice of law provisions.
This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 6.10	Survival.  The representations, warranties,
agreements and covenants set forth in this Agreement shall survive the execution and delivery hereof and the Closing hereunder indefinitely.

Section 6.11	Counterparts.  This Agreement may be executed in
any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Facsimile execution shall be deemed originals.

Section 6.12	Severability.  The provisions of this Agreement
are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 6.13	Further Assurances.  From and after the date of this
Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

Section 6.14	Rule 144.  So long as the Purchaser owns any of the
Common Stock, the Company shall file all reports required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934.

Section 6.15.	Listings.  The Company shall use its best efforts to
maintain its listing on the OTC Bulletin Board.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

MELTRONIX, INC.

By:_____________________________
Name:
Title:


LA JOLLA COVE INVESTORS, INC.

By:_____________________________
Name:
Title: